                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant    [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[X]      Preliminary Proxy Statement

[ ]      Confidential, for Use of Commission Only (as permitted by
         Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            WHOLE FOODS MARKET, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1)    Title of each class of securities to which transaction applies:

      (2)    Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)    Proposed maximum aggregate value of transaction:

      (5)    Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)    Amount Previously Paid:

      (2)    Form, Schedule or Registration Statement No.:

      (3)    Filing Party:

      (4)    Date Filed:

                           [WHOLE FOODS MARKET LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held March 25, 2002

To our Shareholders:

The Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") will be held at the Hyatt Regency Pier Sixty-Six, 2301 SE 17th Street, Ft. Lauderdale, Florida on Monday, March 25, 2002 at 9 a.m., local time, for the following purposes:

o To elect to the Board of Directors of Whole Foods Market two directors to serve three-year terms expiring at the annual meeting of shareholders in 2005.

o To approve an amendment to the Articles of Incorporation to increase the authorized number of shares of common stock from 100 million to 150 million shares.

o To approve an amendment to the Company's 1992 Incentive Stock Option Plan for Team Members (the "Plan" or "Team Member Plan") to increase the number of shares of the Company's common stock reserved for issuance under this plan from 14.4 million to 16.4 million shares.

o To transact such other business, including consideration of the shareowner proposal, as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 24, 2002 are entitled to notice of, and to vote at, the Annual Meeting.


                                        By Order of the Board of Directors

                                        /s/ Glenda Flanagan
                                        ----------------------------------

                                        Glenda Flanagan
                                        Executive Vice President
                                        Chief Financial Officer and Secretary

January 28, 2002
Austin, Texas

                             YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the paper proxy card to vote, beneficial owners of shares held in "street name" by a stockbroker may vote by telephone or via the Internet.

                            [WHOLE FOODS MARKET LOGO]

                            Whole Foods Market, Inc.
                              601 North Lamar, #300
                               Austin, Texas 78703

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Whole Foods Market, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on March 25, 2002 at 9 a.m. at the Hyatt Regency Pier Sixty-Six, located at 2301 SE 17th Street, Ft. Lauderdale, Florida, and at any adjournment thereof. This statement and enclosed form of proxy were first sent to shareholders on or about January 28, 2002.

The Proxy

John Mackey and Glenda Flanagan are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted:

FOR the election of directors nominated by the Board of Directors;

FOR the approval of the amendment to increase the number of authorized shares;

FOR the approval of the amendment to the Incentive Stock Option Plan for Team Members; and

AGAINST the shareowner proposal.

If any other business properly comes before the shareholders for a vote at the meeting, the shares will be voted in accordance with the discretion of the holders of the proxy.

We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We intend to hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or facsimile transmission by certain of our officers, directors and regular employees.

You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting.

Voting Securities and Voting Rights

The only outstanding voting securities of the Company are its shares of common stock, of which 55,812,874 shares were outstanding on the close of business on January 3, 2002. Only shareholders of record at the close of business on January 24, 2002 are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted at the meeting.

The Company's transfer agent and judges of voting will be responsible for determining whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of Directors is necessary to constitute a quorum at the meeting. Election of directors by shareholders will be determined by a plurality of the votes of the shares represented at the Annual Meeting and entitled to vote on the election of directors. The affirmative vote of a majority of the outstanding shares of common stock is required to approve the increase in authorized stock.

The affirmative vote of the holders of a majority of the outstanding common stock represented at the Annual Meeting is required to approve the proposal to increase the number of shares authorized under the Company's stock option plan and to approve the shareowner proposal.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If you hold shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such "broker non-votes," however, will be counted in determining whether there is a quorum.

Internet and Telephone Voting

For shares that are beneficially owned and held in "street name" through a broker or other nominee, shareholders have the opportunity to vote via the Internet or by telephone by utilizing a program provided through ADP Investor Communication Services ("ADP"). Votes submitted electronically via the Internet or by telephone through this program must be received by 12:00 p.m., New York time, on March 22, 2002. The giving of such a proxy will not affect the right to vote in person, should the shareholder decide to attend the Annual Meeting. The Company has been advised by counsel that the Internet and telephone voting procedures that have been made available through ADP are consistent with the requirements of applicable law. In accordance with applicable Texas corporate laws, registered record holders of shares (unlike holders who own shares in "street name") may not submit their proxy via the Internet or by telephone.

The Internet voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

Current Nominees

Class I directors will be elected at the Annual Meeting to serve until the Annual Meeting in 2005. The Board of Directors has nominated Avram J. Goldberg and Linda A. Mason. Mr. Goldberg is currently a Class I director. Ms. Mason has been nominated as a Class I director.

The Board of Directors recommends that you vote FOR the election of these two nominees.

The following is biographical information about each of the nominees.

Avram J. Goldberg, 72, has served as a director of the Company since May 1994. Mr. Goldberg has been the Chairman of the Board of AVCAR Group, Ltd., a consulting firm specializing in the retail industry, since 1989. Previously, he served as Chairman and CEO of The Stop & Shop Companies, Inc., a major supermarket and retail general merchandise company.

Linda A. Mason, 47. Ms. Mason is co-founder and chairman of Bright Horizons Family Solutions, the nation's largest provider of worksite early education. Ms. Mason has served as chairman of Bright Horizons since July 1998 and as President since 1986. Ms. Mason also serves on the board of the Boston Globe Company. Ms. Mason previously served as a director of Bright Horizons from July 1992 until January 2000 when she resigned due to other business commitments.

Should a nominee become unable or unwilling to accept nomination or election, the Board of Directors will either select a substitute nominee or will reduce the size of the Board. If you have properly executed and returned a proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected.

In accordance with the Company's Bylaws, directors are elected by a plurality of the votes of shares represented and entitled to vote at the meeting.

Continuing Directors

The Company's Board of Directors is separated into three classes, and the directors in each class are elected to serve for three-year terms. The terms of the Class II directors expire at the annual meeting of shareholders to be held in 2003, the terms of the Class III directors expire at the annual meeting of shareholders to be held in 2004, and the terms of the Class I directors, assuming re-election at this annual meeting, expire at the annual meeting of shareholders to be held in 2005. The following is a list of the persons who will constitute the Company's Board of Directors following the meeting, assuming election of the nominees named above, and their ages, director class designation and current committee assignments.

--------------------------------------------------------------------------------------------
Name                     Age       Class     Committees
--------------------------------------------------------------------------------------------
John Mackey              48        III       None
David W. Dupree          48        III       Audit, Nominating and Governance
Dr. John B. Elstrott     53        II        Audit (Chair), Compensation
Avram J. Goldberg        72        I         Compensation (Chair), Audit
Linda A. Mason           47        I         To be determined
Dr. Ralph Z. Sorenson    68        II        Nominating and Governance (Chair), Compensation
--------------------------------------------------------------------------------------------

Set forth below is biographical information about each of the Company's directors, except for Ms. Mason and Mr. Goldberg whose biographical information is included under "Current Nominees" above.

David W. Dupree, 48, has served as director of the Company since August 1996. Mr. Dupree is a Managing Partner and founder of The Halifax Group, a limited partnership founded to pursue small and mid-cap investment opportunities. He was the Managing Director of The Carlyle Group, a Washington, D.C., based merchant banking concern, from 1992 to 1998.

Dr. John B. Elstrott, 53, has served as a director of the Company since February 1995. Dr. Elstrott is the founding director of the Levy Rosenblum Institute for Entrepreneurship at Tulane University's A. B. Freeman School of Business which was started in 1991. He has been on the faculty at Tulane since 1982.

John Mackey, 48, co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer since 1980. Mr. Mackey also serve as President of the Company.

Dr. Ralph Z. Sorenson, 68, has served as a director of the Company since December 1994. Dr. Sorenson is Managing Partner of the Sorenson Limited Partnership, a venture investment partnership and Professor Emeritus of business administration at the University of Colorado, Boulder. Dr. Sorenson also serves as a director of the Polaroid Corporation, Houghton Mifflin Company, Eaton Vance Inc. and Exabyte Corporation.

Committees and Meetings

The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table of continuing directors.

o Audit. The Audit Committee is responsible for the appointment of the Company's independent public accountants and periodically meets with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for the Company. The Audit Committee also is empowered to meet with the Company's accounting personnel to review accounting policies and reports.

o Compensation Committee. The Compensation Committee is responsible for determining the compensation for the Company's executive officers and regional presidents. The Compensation Committee also administers the Company's stock option plans and team member stock purchase plan.

o Nominating and Governance Committee. The Nominating and Governance Committee recommends to the Board qualified nominees for election to the Board. The Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. The Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance.

During fiscal 2001, the Board of Directors and the various committees held the following number of meetings: Board of Directors, 17; Audit, 3; Compensation Committee, 2; and Nominating and Governance Committee, 1. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which that director served.

Compensation of Directors

Each of our non-employee directors receives $4,000 for each Board of Directors meeting attended and $2,000 for attendance via telephone. For each telephone Board meeting that is greater than one hour in length and in which a majority of directors participate, a $500 fee is paid. Each non-employee Board Committee chair receives an annual retainer of $2,000. Each non-employee director receives $500 for each Board Committee meeting attended in conjunction with a Board meeting, and $2,000 for each Board Committee meeting attended in person apart from a Board meeting. A lead director and mergers and acquisitions director are selected annually by the Board of Directors and are paid annual retainers of $30,000 and $10,000 respectively. In addition, directors are reimbursed for reasonable expenses incurred in attending Board of Directors meetings. Mr. Mackey, who is the only director who is also an employee of the Company, does not receive any additional compensation for serving on the Board of Directors.

In addition, under our option plan for outside directors, each newly elected director receives an option as of the date of his or her election to purchase 10,000 shares of our common stock at an exercise equal to the closing price of our common stock on the date of grant. If incumbent directors have attended at least two-thirds of the meetings of our Board of Directors held in the preceding year, they each receive an option grant of 2,000 shares at an exercise price equal to the closing price of our common stock on the date of grant which is the date of our annual meeting of shareholders.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table includes compensation that we paid or accrued during the three-year period ended September 30, 2001 to or for our Chief Executive Officer and the certain other of our highest compensated executive officers whose total compensation exceeded $100,000.

------------------------------------------------------------------------------------------------------------------
Name and                                                 Annual           Other                    Company
Principal Position         Year        Salary (1)        Bonus            Compensation (2)         Stock Options
------------------------------------------------------------------------------------------------------------------
Glenda Flanagan            2001        $215,000         $73,000              $500                     8,000
Executive VP               2000         173,000          77,000               250                     8,000
CFO                        1999         165,000          65,000               500                     8,000

A. C. Gallo                2001        $220,000         $58,000              $500                    32,000
Executive VP               2000         165,000          55,000               250                     8,000
                           1999         155,000          68,000               500                     8,000

John Mackey                2001        $265,000         $85,000              $500                     8,000
Chairman,                  2000         210,000              -                250                     8,000
President & CEO            1999         200,000          50,000               500                    18,000

Walter Robb                2001        $224,000         $90,000              $500                    31,000
Executive VP               2000         190,000          44,000               250                     8,000
                           1999         175,000          79,000               500                     7,800

James Sud                  2001        $215,000         $73,000              $  -                     8,000
Executive VP               2000         173,000          71,000                 -                     8,000
                           1999         165,000          65,000                 -                     8,000
------------------------------------------------------------------------------------------------------------------

(1) We have a policy that limits the cash compensation paid in any one year to any officer to fourteen times the average salary of all full time team members. Amounts earned in excess of the salary limitation may be deferred to future years, subject to certain restrictions.
(2) Except as otherwise indicated, the amounts indicated reflect our contributions on behalf of the persons indicated to the Whole Foods Market, Inc. Team Member 401(k) Plan. In fiscal year 2001, our contribution was a maximum of $500 paid in shares of our common stock. In fiscal years 2000 and 1999, our contribution was a maximum of $250 and $500, respectively, paid in shares of our common stock.


Stock Options

The following table sets forth certain information with respect to the options granted during the fiscal year ended September 30, 2001 to each of our executive officers listed in the Summary Compensation Table as shown under the caption "Executive Compensation."

---------------------------------------------------------------------------------------------------------------------
                                      Percent of                                        Potential Realizable Value at
                          Number      Total Options     Exercise or                     Assumed Annual Rates
                          of          Granted to        Base Price                      of Stock Price Appreciation
                          Options     Employees in      In Dollars       Expiration     for Option Term (1)
Name                      Granted     Fiscal Year       Per Share (2)    Date           5%             10%
---------------------------------------------------------------------------------------------------------------------
Glenda Flanagan            8,000          (3)            $22.88          3/26/08        $ 74,499       $173,615
A.C. Gallo                32,000          1%             $22.88          3/26/08        $297,998       $694,461
John Mackey                8,000          (3)            $22.88          3/26/08        $ 74,499       $173,615
Walter Robb               31,000          1%             $22.88          3/26/08        $288,685       $672,759
James Sud                  8,000          (3)            $22.88          3/26/08        $ 74,499       $173,615
---------------------------------------------------------------------------------------------------------------------

(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect our estimates or projections of future prices of the shares of our common stock. There can be no assurance that the amounts reflected in this table will be achieved.
(2)  Closing price of common stock at date of grant.

(3)  Less than 1%.

The following table includes certain information with respect to the options exercised or held by the executive officers named above during the year ended September 30, 2001. The number of options held at September 30, 2001 includes options granted under the 1992 Option Plan for Team Members and under the 1987 Option and Incentive Plan (the "1987 Plan"). The 1987 Plan was terminated in 1992, except as to options previously granted.

---------------------------------------------------------------------------------------------------------------------
                          Shares       Value            Number of Securities            Value of Unexercised
                          Acquired     Realized         Underlying Unexercised          In-the-Money
                          on           On Exercise      Options at FY-End Exercisable   Options at FY-End
Name                      Exercise     (1)              Exercisable/Unexercisable       Exercisable/Unexercisable(2)
---------------------------------------------------------------------------------------------------------------------
Glenda Flanagan           60,000       $1,863,425            82,000 / 20,000            $1,601,160 / 193,005
A.C. Gallo                69,000        1,372,738            19,160 / 44,000               228,971 / 397,845
John Mackey               70,000        2,179,788           104,501 / 27,499             1,953,525 / 286,690
Walter Robb               31,000          639,473            48,005 / 43,695               855,343 / 396,884
James Sud                  7,000          157,495            50,600 / 20,000               900,136 / 193,005
---------------------------------------------------------------------------------------------------------------------

(1) Based upon the market price received for the underlying shares of common stock of Whole Foods Market received upon exercise and the option exercise price.
(2) Based upon the closing price of the common stock of Whole Foods Market on September 28, 2001 ($31.41 per share) and the exercise price of the options.

Employment Agreements

Since November 1991, the Company has entered into Retention Agreements with certain executive officers of the Company or its subsidiaries that provide for certain benefits upon an involuntary termination of employment other than for cause after a "Triggering Event." A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company's assets. The benefits to be received by the executive officer whose employment is terminated after a Triggering Event occurs include receipt of his or her annual salary through the one-year period following the date of the termination of employment and the immediate vesting of any outstanding stock options granted to such executive officer.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Compensation Committee Report

The Company's Compensation Committee is empowered to review and approve on behalf of the full Board of Directors the annual compensation and compensation procedures for all executive officers and regional presidents of the Company. The Committee also administers the Company's stock option plans and team member stock purchase plan.

Annual executive officer and regional president compensation consists of a base salary component and an incentive component. The Company's publicly stated policy is to limit cash compensation paid to any team member in any calendar year to fourteen times the average salary of all full-time team members. Amounts earned in excess of the salary cap may be deferred to the next year, subject to certain restrictions. All compensation decisions are subject to the implementation of this policy. Subject to the foregoing, the Committee considers numerous factors including the Company's financial performance, the individual contribution of each executive officer and regional president, compensation practices of comparable companies and general economic factors. Stock price performance has not been an important consideration in determining annual compensation, because the price of the Company's common stock is subject to a variety of factors outside the Company's control.

The base salary levels for the executive officers and regional presidents of the Company were increased between 11% and 39% in calendar 2001 over calendar 2000. The most significant determinants in these increases were (i) the financial performance achieved by the Company and by its operating regions (ii) the growth of its operating regions and increased level of responsibilities of certain of the executive officers and regional presidents and (iii) promotions.

All of the Company's executive officers and regional presidents participate in an incentive compensation plan based primarily on improvement in EVA (Economic Value Added). EVA is a management decision-making tool and incentive compensation system that the Company adopted and began to implement in 1999.

The incentive compensation paid to the President and Chief Executive Officer, Chief Financial Officer, Executive Vice President of Growth and Business Development, and the two Executive Vice Presidents of Operations for fiscal 2001 was based upon the incremental improvement in the Company's overall EVA adjusted by a factor based on the number of new stores opened during the year. The incentive compensation paid to the regional presidents was based on the following factors: (i) the incremental improvement in EVA achieved by the specific geographic region of the Company that corresponds to the executive's area of responsibilities adjusted by a factor based on the number of new stores opened in the particular region (ii) the incremental improvement in the Company's overall EVA adjusted by a factor based on the total number of new stores opened during the year and (iii) the number of new stores opened on budget in the region during the year. Regional presidents and executive officers may receive special cash bonuses or option grants at the discretion of the Compensation Committee in connection with promotions, relocations from one region to another, or for successful completion of special projects. Fiscal year 2001 incentive compensation averaged approximately 24% of the total cash compensation received by the executive officers and regional presidents.

The Company's executive officers and regional presidents also have received grants of options under the stock option plans of the Company. The Committee believes that the grant of options enables the Company to more closely align the economic interest of the executive officers and regional presidents to those of the shareholders. The level of stock option grants to executive officers and regional presidents is based primarily upon their relative positions and responsibilities within the Company. Grants are made on a discretionary rather than formula basis by the Committee.

For calendar 2001, the Committee recommended an increase in the base salary of Mr. Mackey, president and chief executive officer of the Company, from $210,000 to $265,000. The increase was intended to recognize Mr. Mackey's contribution toward the (i) significant growth of the Company, (ii) the financial performance of the Company in fiscal 2000 and (iii) relative position of the Company in the natural foods industry. The Committee was also cognizant of the generally higher level of base salaries paid to chief executive officers of comparably sized companies. During fiscal 2001, Mr. Mackey was awarded options to purchase 8,000 shares of common stock under the Company's incentive stock option plan.

Avram Goldberg (Chair)
Dr. Ralph Z. Sorenson
Dr. John B. Elstrott

Performance Graph

The following graph compares the cumulative total return of the Company's Common Stock during the last five years with the Nasdaq Stock Market (U.S.) Index and the S & P Retail Food Chains Index during the same period. The graph shows the value of $100 invested in the Company's Common Stock or the indices as of the end of September for the last five years, adjusted for any stock splits and assuming the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.


                               [GRAPHIC OMITTED]


                           TOTAL SHAREHOLDER RETURNS

                                             Year Ending
---------------------------------------------------------------------------------------
                  Sep 96    Sep 97       Sep 98       Sep 99       Sep 00       Sep 01
---------------------------------------------------------------------------------------
WHOLE FOODS
MARKET INC         100      145.755      158.962      123.467      195.755      229.054
---------------------------------------------------------------------------------------
NASDAQ US INDEX    100      137.392      138.056      223.826      299.353      122.16
---------------------------------------------------------------------------------------
RETAIL (FOOD
CHAINS)-500        100      107.095      152.023      121.088      114.492      120.186
---------------------------------------------------------------------------------------


                 PROPOSAL 2 -TO INCREASE AUTHORIZED COMMON STOCK

Pursuant to Article IV of the Company's Articles of Incorporation, the Company is authorized to issue 100,000,000 shares of common stock, no par value, of which approximately 55,812,874 shares were outstanding as of January 3, 2002, and 5,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"), none of which have ever been issued or are now outstanding. The Company proposes to amend Article IV of its Articles of Incorporation to increase the number of shares of authorized common stock from 100 million shares to 150 million shares.

The Board of Directors believes that it is necessary to increase the number of authorized shares of common stock to provide for the flexibility to declare stock splits or stock dividends in the future when appropriate or for the issuance of additional shares (in financings or acquisitions) when appropriate. The Company has completed a number of acquisitions in recent years in which the Company issued shares of its common stock and continually evaluates potential acquisitions. Aside from the issuances of common stock pursuant to employee stock options, the Company has not entered into any agreements with respect to the issuance of additional shares of common stock.

Approval of the proposed amendment requires the affirmative vote of the holders of a majority of the shares of common stock issued and outstanding as of the record date of the Annual Meeting.

The Board of Directors recommends that shareholders vote FOR the proposed adoption amendment to increase the Company's authorized shares of common stock.

         PROPOSAL 3 - AMENDMENT TO THE 1992 INCENTIVE STOCK OPTION PLAN
                                FOR TEAM MEMBERS

On January 3, 2002, the Board amended our 1992 Incentive Stock Option Plan for Team Members to increase the shares authorized for grant under the plan from
14.4 million shares to 16.4 million shares, subject to shareholder approval. A copy of the Plan is included in the Appendix. As of January 3, 2002, options to purchase an aggregate of 13.7 million shares of common stock (net of options canceled) had been granted under the plan.

This plan is designed to promote our success and enhance our value by aligning the interests of our executive officers and team members with those of our shareholders and by providing participants with an incentive for outstanding performance. This plan is also intended to provide management with the ability to motivate, attract and retain team members whose judgment, interest and special efforts our business is largely dependent upon. The plan is broad-based whereby all 20,000+ team members are eligible to participate. Approximately 93% of the options granted under the Team Member Plan have been granted to team members who are not executive officers. We believe that granting options to a broad base of team members is one of the reasons we are considered an employer of choice and have been selected for four years in a row by FORTUNE magazine as one of the "100 Best Companies to Work for in America." We also believe that our option plan has played an integral part in our low leadership turnover rate of less than 2%.

As of January 3, 2002, options to purchase an aggregate of 13.7 million shares of common stock (net of options canceled) had been granted pursuant to the plan, and options to purchase 5.2 million shares had been exercised. Options to purchase 8.5 million shares remained outstanding under the plan with an average remaining life of 4.69 years and at an average exercise price of $22.41. The market value of all shares of common stock subject to outstanding options was approximately $365 million based upon the $42.94 closing sale price of the common stock as reported on the Nasdaq Stock Market on January 3, 2002. Options to purchase approximately 677,000 shares of common stock remained available under the plan for future grant. Options to purchase 8.76 million shares remained outstanding under all company plans with an average remaining life of
4.65 years and at an average exercise price of $22.22. Our Board believes that option grants in excess of the amount currently available are required to continue to attract, retain and incentivize executive officers and team members as necessary to achieve our growth objectives.

Our plan states that the maximum term for any future option grants to be issued is seven years and that all options are to be issued at fair market value. Options vest ratably on each of the first four anniversaries of the grant date.

For federal income tax purposes, all stock options that qualify under the rules of Section 422 of the Code will be entitled to incentive stock option treatment. Among other requirements, to receive incentive stock option treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted or (ii) within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment at the maximum rate of 20%. If applicable, the employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

If an employee does not meet the two-year and one-year holding requirement (a "disqualifying disposition"), but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the employee's gain realized on exercise will be treated as ordinary income rather than capital gain and the Company will get a corresponding deduction at the time of sale. Any additional gain on sale will be short-term or long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of a non-qualified stock option. Upon exercise of a non-qualified option an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any further tax deduction to the Company.

For each of the executive officers named in the Summary Compensation Table, the table below shows the aggregate number of options granted under the plan since its inception through January 3, 2002, the weighted average exercise price payable per share, and the range of exercise price for those granted options.

--------------------------------------------------------------------------------------------------------------------
                                                                                    Weighted
                                                                                    Average
                                                                  Options           Exercise
                                                                  Granted           Price of      Range in
                                                                  (Number           Granted       Exercise Price
Name                                                              of Shares)        Options       of Granted Options
--------------------------------------------------------------------------------------------------------------------
Glenda Flanagan, Executive VP & CFO                                 102,000         $14.09        $ 6.75 - $34.88

A.C. Gallo, Executive VP                                            132,160         $15.91        $ 6.25 - $34.88

John Mackey, Chairman, President & CEO                              132,000         $14.65        $ 6.75 - $34.88

Walter Robb, Executive VP                                           126,700         $15.64        $ 6.75 - $34.88

James Sud, Executive VP                                              60,000         $17.75        $11.00 - $34.88


All current executive officers and regional presidents            1,129,114         $16.38        $ 5.28 - $34.88
(13 persons)

Percentage of options granted under the plan                             7%

All team members, excluding executive officers and regional      15,743,360         $19.53        $ 4.38 - $36.19
presidents (14,419 persons)

Percentage of options granted under the plan                            93%
--------------------------------------------------------------------------------------------------------------------

Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the Annual Meeting.

The Board of Directors recommends a vote FOR approval of the amendment to the Team Member Plan.

                        PROPOSAL 4 - SHAREHOLDER PROPOSAL

Whole Foods Market has been notified by Ms Jennifer W. Clark of Austin Texas along with 4 other co-sponsors whose names, addresses and holdings will be provided to any shareholder upon request, that they have submitted the following proposal for consideration at the annual meeting. Ms. Clark advised Whole Foods Market that she owns 1600 shares of Whole Foods Market common stock.

LABEL GENETICALLY ENGINEERED INGREDIENTS

RESOLVED: Shareholders request the Board of Directors to adopt a policy of identifying and labeling all genetically engineered (GE) ingredients and non-GE ingredients in products sold under the Whole Foods private labels, and report to shareholders by August 2002.

Supporting Statement

In December 1999 Whole Foods Market, Inc., announced a plan to eliminate genetically modified ingredients from its private labels, which include Whole Foods, Whole Kids, and 365 brands. Whole Foods Market, Inc., has not yet followed through on its commitment to give consumers a clear choice of GE free products.

The article "Retailers dropping bio-foods," by James Cox, on Page 1A of the January 4, 2000, issue of USA TODAY, reported that "Whole Foods Market and Wild Oats Markets have vowed to rid most of their private-label foods of bio-engineered corn, soy, canola oil and other ingredients this year. 'There's an absolute anger among customers that foods are being genetically modified and they don't know what ingredients are in their foods,' says Margaret Wittenberg, vice president at Whole Foods."

We support Whole Foods Market, Inc.'s plan to ban GE ingredients from its private labels. Until this can be accomplished, consumers have the right to full disclosure of all GE and non-GE ingredients in Whole Foods, Whole Kids, and 365 private label products.

As of August 1, 2001, Whole Foods Market Inc.'s position statement on Genetically Modified Organisms (GMOs) - The Consumer's Right to Know states:

"Consumers simply have the right to choose for themselves between genetically engineered [GE] and non-genetically engineered products."

"... we are very concerned about the disruptive effect genetic engineering may have on our environment and whether long-term human health issues have been thoroughly addressed."
[http://www.wholefoodsmarket.com/issues/ge_position.html] July 20, 2001.

Consumers want GE ingredients to be labeled so they can make an informed choice for personal, environmental and ethical reasons. Over a dozen polls in the U.S. show that 70-94% of people surveyed want genetically engineered foods to be labeled as such.

Although Whole Foods Market, Inc., has contributed $10,000 or more to the Campaign to Label Genetically Engineered Foods, it is still denying consumers a choice by not clearly labeling GE ingredients in its own Whole Foods private label products. (http://www.thecampaign.org/friends.htm) This mixed message to consumers is not in Whole Foods Market, Inc.'s best interest.

Vote YES for this proposal to label GE and non-GE ingredients in Whole Foods private label products. We believe Whole Foods Market, Inc., should be a leader in the natural foods industry by voluntarily labeling all genetically engineered and non-GE ingredients in its private label products as it continues to work towards GE free Whole Foods private label products as announced which will enhance the company's reputation and profitability.

     Board of Directors Statement in Opposition to the Shareholder Proposal

The Board of Directors recommends a vote AGAINST approval of the Shareholder Proposal, as in the opinion of the Board of Directors, Whole Foods has substantially implemented this proposal.

Whole Foods has eliminated genetically modified ingredients from its Whole Foods, Whole Kids and 365 private label brands. In the summer of 1999 we began identifying private label products containing ingredients that could potentially be derived from genetically altered crops and, as of October 2001, all of the manufacturers making private label products under our Whole Foods, Whole Kids and 365 private label brands are using ingredients derived from non-genetically engineered crops. Over the past two years, we worked diligently with our many domestic and international suppliers and manufacturers to make sure they are sourcing non-genetically engineered ingredients and, in some cases, we have even reformulated products. For example, our sodas, ice cream, and frozen fruit bars were reformulated to remove corn syrup since we could not be sure it was derived from non-genetically engineered sources. As an added step, we have implemented a process by which to verify our manufacturers' claims through unannounced, random testing by an independent laboratory using state-of-the-art polymerase chain reaction (PCR) technology that can both detect and quantify the amount of genetically engineered ingredients, if present.

Your Board of Directors believes this proposal is not practical in its labeling request as currently there are unresolved concerns related to when the FDA will issue a final labeling rule regarding products that either contain or do not contain genetically engineered ingredients and the specifications of those requirements. Accordingly, Whole Foods Market has decided it is not in our shareholders' best interest to speculate on the final rules and prematurely print labels that may need to be revised at significant expense to the Company.

Our position regarding genetic engineering has remained unchanged since we first alerted our consumers in 1992 about the potential risks of this new technology. When it comes to our food supply we are very concerned about the disruptive effect genetic engineering may have on our environment and whether long-term human health issues have been thoroughly addressed. We believe our customers have the right to choose for themselves between genetically engineered and non-genetically engineered products and that labeling foods with genetically modified ingredients will enable consumers to avoid products produced by means that may be contradictory to their religious, spiritual, and/or ethical beliefs. Currently there is no system in the United States to guard against "adventitious contamination" from the genetic drift by genetically engineered crops to non-genetically engineered crops, therefore, no manufacturer is able to make any "GMO-free" labeling guarantees.

We inform our customers through in-store pamphlets and signage that our Whole Foods, Whole Kids and 365 private label brands manufactured after October 2001 do not contain ingredients from GMO crops. This communication method allows us to better explain what we are currently doing as we are not limited to the amount of space available on a label. We will also be able to change and update our communication more efficiently as progress is made in this area. We will continue to support the efforts of regulatory authorities and when the FDA issues final labeling regulations, our shareholders and customers can count on our compliance with all such regulations.

We believe we provide our customers real alternatives through both our private label products and our extensive assortment of organic products. Buying organically certified products available throughout our stores is another way to choose food that is not genetically engineered as the U.S. Department of Agriculture's National Organic Standards mandates that products labeled as organic cannot be grown from genetically engineered seed or made with genetically engineered ingredients.

Requiring the Company to report to shareholders would involve unnecessary expenditures of time and resources. Whole Foods has urged the U.S. government to require mandatory labeling of products containing genetically engineered ingredients since 1992, even before other consumer and environmental groups developed their campaigns regarding agricultural biotechnology and your Board of Directors feels that shareholders will be better served by Whole Foods continuing to spearhead a natural products industry working group to develop a consistent "no GMO" labeling policy within the industry. This is consistent with the methods used by the industry to develop organic standards which the government eventually adopted. When the work of the natural products industry GMO working group is complete, we will consider labeling all products if the government has not come out with specific labeling laws.

Therefore, the Board of Directors believes that this proposal is not in the best interest of the Company and recommends a vote AGAINST Proposal 4. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted AGAINST Proposal 4.

Beneficial Ownership of Shares

The following table presents the beneficial ownership of our common stock as of January 3, 2002, except as noted, for (i) each person beneficially owning more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its or his shares.

--------------------------------------------------------------------------------
                                                  Shares Owned (1)
Name                                              Number               Percent
--------------------------------------------------------------------------------
FMR, Corp. (2)                                    6,530,700              12%
American Express Financial Corp. (3)              6,511,440              12%
T. Rowe Price Associates, Inc. (4)                3,108,660               6%
Putnam Investment Management, Inc. (5)            3,074,300               5%
David W. Dupree                                      26,334               *
Dr. John B. Elstrott                                 13,900               *
Glenda Flanagan                                     106,106               *
A.C. Gallo                                           13,361               *
Avram J. Goldberg                                    45,200               *
John Mackey                                         655,748               1%
Walter Robb                                          76,044               *
Jirka Rysavy                                         45,000               *
Dr. Ralph Z. Sorenson                                34,000               *
James Sud                                           105,850               *
All directors and officers as a group (18)        1,221,079               2%
--------------------------------------------------------------------------------

* Indicated ownership of less than 1% of the outstanding shares of the Company's common stock.

(1) Shares issuable upon exercise of stock options that are exercisable within 60 days after January 3, 2002, are treated as beneficially owned as follows: Mr. Dupree, 18,328; Mr. Elstrott, 4,000; Ms. Flanagan, 82,000; Mr. Gallo, 12,000; Mr. Goldberg, 38,000; Mr. Mackey, 107,001; Mr. Rysavy, 5,000; Mr. Robb, 45,005; Mr. Sorenson, 34,000; Mr. Sud, 50,600; and all
     directors and executive officers as a group, 486,839.
(2) Based on information contained in Schedule 13G, as filed on January 10, 2002. The amount indicated reflects FMR Corporation's beneficial ownership as of December 31, 2001. Of the shares indicated, FMR has the sole voting power of 247,600 shares and sole power to dispose of 6,530,700 shares. The address of such shareholder is 82 Devonshire Street, Boston, Massachusetts 02109-3614.
(3) Based on information contained in Schedule 13F, as filed on September 30, 2001. The address of such shareholder is 200 AXP Financial Center, Minneapolis, Minnesota 55474.
(4) Based on information contained in Schedule 13F, as filed on September 30, 2001. The address of such shareholder is 100 East Pratt Street, Baltimore, Maryland 21202-1008.
(5) Based on information contained in Schedule 13F, as filed on September 30, 2001. The address of such shareholder is One Post Office Square, Boston, Massachusetts 02109.

Certain Relationships and Related Transactions

Whole Foods Market and Gaiam, Inc. own 35% and 50%, respectively, of the outstanding common stock of Gaiam.com. Jirka Rysavy, Gaiam's chairman and majority stockholder, was elected to our Board of Directors in June of 2000 and will remain a Director until March 2002. Mr. Mackey serves on the Gaiam board of directors. Mr. Mackey and Dr. Elstrott serve on the Gaiam.com board of directors along with Mr. Rysavy. The Company does not exercise control over Gaiam.com and therefore has accounted for its investment in Gaiam.com common stock using the equity method. As of September 30, 2001, the value of the Company's minority investment in Gaiam.com was approximately $3.5 million. At September 30, 2001, the Company also has a marketable equity investment in Gaiam, Inc. stock totaling approximately $1.2 million.

Separately, the Company entered into a marketing agreement with Gaiam in June 2000. Under the agreement, the Company agreed (i) to permit the distribution of the Gaiam catalog within our stores or by mail to our customers, (ii) to permit Gaiam to test market the sale of Gaiam products within certain of our stores and
(iii) to allow Gaiam.com to purchase our products for resale on the Gaiam.com website. Gaiam agreed to permit the distribution of the Company's promotional materials, such as new store openings, to Gaiam's customers. Gaiam and the Company also agreed to provide their standard employee product discounts to the other's employees.

John Mackey and Glenda Flanagan, executive officers of the Company, own approximately 13% in the aggregate of BookPeople, Inc. a retailer of books and periodicals that is unaffiliated with the Company, which leases facilities from the Company. The lease provides for an aggregate annual minimum rent of approximately $391,000 which we received in rental income in fiscal year 2001.

Independent Auditors

Ernst & Young LLP served as our independent auditors for the audit of our financial statements for fiscal year 2001 and has been engaged for fiscal year 2002. The Board has not proposed that any formal action be taken at the 2002 Annual Meeting with respect to the engagement of Ernst & Young as our independent auditors for the year 2002 because no action is required. Representatives of Ernst & Young LLP are expected to attend the 2002 Annual Meeting, will have the opportunity to make a statement at the meeting if they desire, and will be available to answer questions.

The report of Ernst & Young LLP on our audited consolidated financial statements at September 30, 2001 and for the fiscal year then ended, and the report of KPMG LLP on our audited consolidated financial statements at September 24, 2000 and for each of the fiscal years in the two year period then ended, included in our fiscal year 2001 Annual Report on Form 10-K, contained no adverse opinion or disclaimer of opinion and are not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for fiscal years 1999 and 2000 and 1999 and through April 12, 2001, the date of our change of independent accountants, there were no disagreements with KPMG LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused it to make reference thereto in its report on the financial statements for such years.

Fees

Audit Fees. We paid fees to Ernst & Young LLP in the amount of $215,000 for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our reports on Form 10-Q for the fiscal year ended September 30, 2001.

Financial Information Service Design and Implementation Fees. We did not engage Ernst & Young LLP to provide financial information service design and implementation services during the fiscal year ended September 30, 2001.

All Other Fees. We paid fees to Ernst & Young LLP totaling approximately $56,000 for all other non-audit services during the fiscal year ended September 30, 2001, consisting of fees for team member benefit plan audits and other advisory services of approximately $46,000 and fees for tax services of approximately $10,000.

Audit Committee Report

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended September 30, 2001.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No.1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2001.

Dr. John B. Elstrott (Chair)
David W. Dupree
Avram J. Goldberg

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports except for the following: Mr. Dupree was late in reporting an indirect purchase of 1,150 shares of common stock made in August of 1998 and Mr. Valkenaar was late in reporting a sale of 284 shares of common stock in May of 2000.

Shareholders' Proposals

Any proposals that shareholders of the Company desire to have presented at the 2003 annual meeting of shareholders must be received by the Company at its principal executive offices no later than October 18, 2002.

                                    APPENDIX

                            WHOLE FOODS MARKET, INC.
                  INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS

         On January 17, 1992, the Board of Directors of Whole Foods Market, Inc. (the "Company") adopted, and the shareholders of the Company approved, the Whole Foods Market, Inc. Incentive Stock Option Plan for Team Members. The Plan, as amended, is as follows:

1. PURPOSE. The purpose of the Plan is to provide Team Members and consultants with a proprietary interest in the Company through the granting of options.

2.   ADMINISTRATION. The Plan will be administered by the Committee.

3. PARTICIPANTS. The Committee shall, from time to time, select the particular Team Members and consultants of the Company and its Subsidiaries to whom options are to be granted, and who will, upon such grant, become participants in the Plan.

4. STOCK OWNERSHIP LIMITATION. No option may be granted to a Team Member who owns more than 10% of the voting power of all classes of stock of the Company or its Parent or Subsidiaries. This limitation will not apply if the option price is at least 110% of the fair market value of the stock at the time the option is granted and the option is not exercisable more than five years from the date it is granted.

5. SHARES SUBJECT TO PLAN. The Committee may not grant options under the Plan for more than 16,400,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

6. LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which any Team Member is first eligible to purchase in any calendar year by exercise of incentive stock options (within the meaning of Section 422A of the Internal Revenue Code) granted under this Plan and all incentive stock option plans of the Company or its Parent or Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an incentive stock option (or an installment thereof) shall be counted against the $100,000 annual limitation for a Team Member only for the calendar year such stock is first purchasable under the terms of the option. In addition, in no event may any Team Member be awarded in any fiscal year more than 100,000 options.

7. ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options to members of management of the Company. The grant of an option to a participant shall not be deemed either to entitle the participant to, or to disqualify the participant from, participation in any other grant of options under the Plan.

8. GRANT OF OPTIONS. The Committee is authorized to grant Incentive Options and Nonqualified Options under the Plan. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan, including provisions that may be necessary to assure that the option is an incentive stock option under the Internal Revenue Code. In addition, the Committee is authorized to grant options under the Plan in connection with acquisitions effected by the Company or its Subsidiaries on terms and at exercise prices that are consistent with the terms of such acquisitions. The Company shall execute stock option agreements upon instructions from the Committee.

9. OPTION PRICE. The option price shall not be less than 100% of the fair market value per share of the Common Stock on the date the option is granted. The Committee shall determine the fair market value of the Common Stock on the date of grant, and shall set forth the determination in its minutes, using any reasonable valuation method.

10. OPTION PERIOD. The Option Period will begin on the date the option is granted, which will be the date the Committee authorizes the option unless the Committee specifies a later date. No option may terminate later than 7 years from the date the option is granted. The Committee may provide for the exercise of options in installments and upon such terms, conditions and restrictions as it may determine. The Committee may provide for termination of the option in the case of termination of employment or any other reason.

11. RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue
     Code) while in the employ of the Company, but prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option agreement may provide that it may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of the participant's death or disability, by (i) the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant in the event of the participant's death, or (ii) the participant or his personal representative in the event of the participant's disability, provided the option is exercised prior to the date of its expiration or not more than one year from the date of the participant's death or disability, whichever occurs first. The date of disability of a participant shall be determined by the Company.

12. PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a stockholder until shares are issued to him.

13. EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth in the applicable stock option agreements. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

14. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

15. NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime, options granted to a participant may be exercised only by the participant.

16. INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

17. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Committee without the approval of the stockholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan must be approved by the stockholders of the Company.

18. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any participant any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

19. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
     (a)  "Board" means the Board of Directors of the Company.
     (b) "Committee" means the Compensation Committee of the Board, composed of independent and disinterested members of the Board qualified to be members of the Committee pursuant to Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended.
     (c) "Common Stock" means the Common Stock that the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).
     (d) "Incentive Option" means an option granted under the Plan which meets the requirements of Section 422A of the Internal Revenue Code.
     (e) "Nonqualified Option" means an option granted under the Plan which is not intended to be an Incentive Option.
     (f) "Option Period" means the period during which an option may be exercised.
     (g) "Parent" means any corporation in an unbroken chain of corporations ending with the Company if, at the time of granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
     (h) "Plan" means this Incentive Stock Option Plan for Team Members, as amended from time to time.
     (i) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and "Subsidiaries" means more than one of any such corporations.

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                                     PROXY
                            WHOLE FOODS MARKET, INC.



     The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") to be held on March 25, 2002, at 9:00 a.m., local time, at the Hyatt Regency Pier Sixty-Six, 2301 SE 17th Street, Ft. Lauderdale, Florida and the Proxy Statement in connection therewith, and (b) appoints John Mackey and Glenda Flanagan, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS     [ ] FOR nominees listed below except as marked to the
                              contrary below
                          [ ] WITHHOLD AUTHORITY to vote for all nominees listed
                              below

AVRAM J. GOLDBERG, LINDA A. MASON

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
             THAT NOMINEE'S NAME IN THE SPACE BELOW.

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2.   PROPOSAL TO APPROVE THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO
     INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

                [ ] FOR           [ ] AGAINST           [ ] ABSTAIN


3. PROPOSAL TO APPROVE THE AMENDMENT TO THE 1992 INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

                [ ] FOR           [ ] AGAINST           [ ] ABSTAIN


4.   SHAREHOLDER PROPOSAL.

                [ ] FOR           [ ] AGAINST           [ ] ABSTAIN



     Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

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

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     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO
SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS, FOR THE PROPOSALS TO APPROVE THE AMENDMENTS TO THE ARTICLES OF INCORPORATION AND STOCK OPTION PLAN AND AGAINST THE SHAREOWNER PROPOSAL.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


                                        DATED:
                                              ---------------------------------

                                        ---------------------------------------
                                                       Signature

                                        ---------------------------------------
                                             (Signature if held jointly)

                                        Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

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